March 3, 2017

Mrs. Priyanka Singh

8 Shelley Court

Princeton Junction, NJ 08550

Dear Priyanka:

I am pleased to extend to you an offer of employment to join USA Technologies, Inc. (“USAT”) as Chief Financial Officer. In your role as Chief Financial Officer, you will report to the Chairman and CEO of the Company. Your first day of employment will be March 31, 2017.

This offer is contingent upon approval of this letter by our Board of Directors which is expected to be no later than Monday, March 13, 2017.

The following are the terms of your employment:

•    Your annual base salary will be $275,000.

•    Signing bonus $80,000 ($20,000 upon signing and Board approval and $10,000 a month for six months).

•    You will participate in the Short-Term Incentive Plan for executive officers of USAT. If the target goals would be achieved, you would earn a cash bonus equal to 30% of your base salary. For Fiscal Year 2017, your STI award would be pro-rated from January 1, 2017 through the end of the Company's Fiscal Year June 30, 2017.

•    You will participate in the Long-Term Incentive Stock Plan for executive officers of USAT. For Fiscal Year 2017, your LTI award would be pro-rated from January 1, 2017 through the end of the Company's Fiscal Year, June 30, 2017. If the year-over-year percentage target goals would be achieved, you would earn an award of shares with a value equal to 75% of your base salary. The shares would vest as follows, provided that you are employed by USAT on the respective vesting dates: one-third at the time of issuance; one-third on June 30, 2018; and one-third on June 30, 2019.

•    You will receive an Equity grant of non-qualified options to purchase up to 75,000 shares of USAT common stock that would vest after one year of employment, be exercisable for seven years following commencement of employment, and have an exercise price set on the day of Board approval.

•    The Compensation Committee of USAT's Board of Directors, in consultation with me, shall annually review your compensation.

•    You would be covered by and entitled to all of the fringe benefits that are generally available to USAT employees, including health insurance, dental insurance, group life and disability insurance, and matching 401(k) plan. Please note that USAT's benefits program is subject to change and any such change would supersede this letter.

•    You will be covered as an executive officer of USAT under our Directors &  Officers liability insurance policy.

•    The term of your employment with USAT shall be for a period of one year, and shall continue thereafter for consecutive one year periods unless terminated by you or USAT upon at least 90-days' notice prior to the end of the initial one year employment period or any one year extension thereof. Your employment may also be terminated at any time upon notice to you from USAT for "cause" which shall mean any of the following have occurred or exist as determined by USAT: (A) your fraud, gross malfeasance, or willful misconduct, with respect to USAT's business; (B) any material breach by you of this letter or any policy of USAT; (C) any violation by you of any law, rule or regulation, which violation results or could reasonably be expected to result, in material harm to the business or reputation of USAT; (D) conviction of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude; or (E) any intentional misapplication by you of USAT's funds, or any material act of dishonesty committed by you. If USAT would terminate your employment without cause at least 90 days prior to the end of the initial year or any one year extension of the contract (i.e., the contract has not been renewed for an additional year), then USAT would continue to pay to you your base salary and provide to you all of the benefits referred to in this letter through the end of such one year employment period. If the notice to terminate your employment without cause is given by USAT less than 90 clays prior to the end of the initial year or any one year extension of the contract (i.e., the contract has been renewed for additional year), then USAT would continue to pay to you your base salary and provide to you all of the benefits referred to in this letter through the end of such additional one year employment period.

•    You will devote your full time, energy, skills and attention to the business of USAT, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

•    As all USAT employees, you will be required, as a condition of your employment with USAT, to sign the Receipt and Acknowledgement of USAT's Employee Manual and Code of Ethics. Your offer of employment with USAT will be conditioned upon a customary background investigation.

•    Except in connection with your duties as Chief Financial Officer, you shall not, directly or indirectly, at any time from and after the date hereof, and whether or not your employment with USAT has been terminated or has expired for any reason whatsoever, make any use of, exploit, disclose, or divulge to any other person, firm, or corporation, any confidential information, including but not limited to, proprietary information, trade secrets, business secrets, financial information, financial projections, documents, processes, procedures, know-how, data, marketing information, marketing methods, marketing means, software information, intellectual property, special arrangements, or any other confidential information concerning the business or policies of USAT, or concerning USAT’s customers, clients, accounts, or suppliers, that you learned as a result of, in connection with, or through your employment with USAT, but not information that can be shown through documentary evidence to be in the public domain, or information that falls into the public domain, unless such information falls into the public domain by your direct or indirect disclosure or other acts. You agree to use your best endeavors to prevent the unauthorized disclosure or publication of confidential information and not to copy or remove confidential information from USAT's premises, whether physically or electronically, without the express written permission of USAT.

•    You acknowledge that you have reviewed the following policies of USAT, and agree to comply with these (and any other applicable) policies: Code of Business Conduct and Ethics, as amended; Blackout Period and Notification Policy; and Stock Ownership Guidelines for Directors and Executive Officers.

•    You represent and warrant to USAT that you are not as of the date of this letter a party to or subject to any employment, non-compete, or similar agreement that would limit or prohibit, in whole or in part, the performance of your employment duties or responsibilities.

This letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements and understandings of every nature between us regarding these matters.

This letter will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

Priyanka, we are very much looking forward to your joining the USAT team! Please indicate your written acceptance by signing this letter and returning it to me by email.

Sincerely,

/s/ Stephen P. Herbert

Stephen P. Herbert

Chairman and Chief Executive Officer

Accepted and Agreed to:

/s/Priyanka Singh

Priyanka Singh

Dated: 3/3/2017